Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2009 Financial Results

NASSAU, THE BAHAMAS, July 29, 2009 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2009.

Steiner Leisure's revenues for the second quarter ended June 30, 2009 decreased 13.3% to $117.6 million from $135.7 million during the comparable quarter in 2008. Net income for the second quarter, was $8.3 million compared with $10.6 million for the same quarter in 2008. In the second quarter, Cost of products was negatively impacted by a $4.1 million foreign exchange loss resulting from the weakening of the U.S. Dollar against the U.K. Pound Sterling relating to intercompany inventory purchases which was partially offset by a $1.9 million foreign exchange gain in Administrative expenses resulting from the weakening of the U.S. Dollar against the U.K. Pound Sterling and Euro currencies we were holding.

Earnings per share for the second quarter ended June 30, 2009 was $0.56 per share, compared with $0.68 per share for the comparable quarter in 2008. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2009 decreased 13.8% to $234.8 million from $272.4 million during the comparable six months in 2008. Net income for the six months ended June 30, 2009 was $16.3 million compared with $20.3 million for the same six months in 2008.

Earnings per share for the six months ended June 30, 2009 was $1.10 per share compared with $1.29 per share for the comparable six months in 2008. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 127 cruise ships and in 50 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Ritz-Carlton, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, Starwood Hotels and Resorts and Westin Hotels and Resorts. Our Elemis Limited subsidiary manufactures its Elemis(r) brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis, as well as other Steiner products, including La Therapie(r), Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, July 30, 2009. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, July 30, 2009 (approximately 3 hours after the call takes place) until Thursday, August 6, 2009 at approximately 5:00 pm. You may reach it by dialing (203) 369-1835 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Services	$82,769	$89,280	$166,107	$180,443
Products	34,857	46,393	68,666	91,946
Total revenues	117,626	135,673	234,773	272,389

Cost of Sales:
Cost of services	67,191	73,551	134,674	147,435
Cost of products	28,754	32,566	53,783	65,959
Total cost of sales	95,945	106,117	188,457	213,394
Gross profit	21,681	29,556	46,316	58,995

Operating Expenses:
Administrative	3,770	7,696	10,081	15,818
Salary and payroll taxes	8,719	10,266	18,335	21,021
Total operating expenses	12,489	17,962	28,416	36,839
Income from operations	9,192	11,594	17,900	22,156

Other Income (Expense):
Interest expense	(30)	(115)	(68)	(215)
Other income	43	113	157	251
Total other income (expense)	13	(2)	89	36

Income before provision for income taxes	9,205	11,592	17,989	22,192

Provision for income taxes	876	1,021	1,717	1,918

Net income	$8,329	$10,571	$16,272	$20,274

Income per share:
Basic	$0.57	$0.69	$1.12	$1.30
Diluted(1)	$0.56	$0.68	$1.10	$1.29

Weighted average shares outstanding:
Basic	14,566	15,409	14,541	15,572
Diluted	14,727	15,581	14,659	15,748

Notes:

  Considers the impact of stock options outstanding of a subsidiary's common stock of $94,000 and $199,000 for the three and six months ended June 30, 2009, respectively. The impact of these stock options were anti-dilutive for the three and six months ended June 30, 2008, respectively.

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Average number of ships served[1]:	122	125	124	126
Spa	97	95	97	95
Non-Spa	25	30	27	31

Average total number of staff on ships served:	2,054	2,031	2,070	2,020
Spa	1,860	1,802	1,866	1,788
Non-Spa	194	229	204	232

Revenue per staff per day[2]:	$404	$468	$398	$469
Spa	$420	$488	$414	$491
Non-Spa	$258	$306	$247	$304

Average weekly revenues:	$47,443	$53,177	$46,433	$52,530
Spa	$56,140	$65,158	$55,781	$64,613
Non-Spa	$13,933	$16,057	$13,020	$15,820

Average number of land-based spas served [3]	50	51	50	53

Average weekly land-based spas revenues	$21,886	$28,213	$22,797	$28,859

Total schools revenues	$14,216,000	$11,090,000	$28,921,000	$22,822,000

Total wholesale and retail product revenues	$13,592,000	$19,264,000	$27,360,000	$37,344,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.